EXHIBIT 99.1

REVOCABLE PROXY

MILLENNIUM BANK

4340 NEWBERRY ROAD

GAINESVILLE, FLORIDA 32607

This Proxy is solicited on behalf of the Board of Directors of Millennium Bank (“Millennium Bank”) for use only at the Annual Meeting of Stockholders to be held on April 30, 2003, and at any postponement or adjournment thereof (the “Annual Meeting”).

The undersigned, being a Stockholder of Millennium Bank, hereby appoints G. Andrew Williams and Harry H. Daugherty and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent the undersigned at the Annual Meeting and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, on the following matters in accordance with the following instructions on the reverse side hereof:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger and related Plan of Merger, each dated as of January 28, 2003 (collectively, the “Merger Agreement”), by and between Millennium Bank and Alabama National BanCorporation. A copy of the Agreement and Plan of Merger is set forth in Appendix A to the accompanying Proxy Statement-Prospectus, and a copy of the Plan of Merger is set forth in Appendix B to the accompanying Proxy Statement-Prospectus.
ELECTIONTO APPROVE THE MERGER:	☐ FOR Approvalof the Merger	☐ AGAINST Approval of the Merger	☐ ABSTAIN from Approval of the Merger

2.    To elect the following 10 persons to the Millennium Bank board of directors:

G. Andrew Williams Carol R. Bosshardt	Barry P. Bullard Robert O. Dale	Harry H. Daugherty Miguel J. Diaz	Perry C. McGriff, Jr. Loralee Miller	Brent G. Siegel Larry N. Smith
☐ FOR (except as indicated to the contrary below)	☐ WITHHOLD AUTHORITY for all nominees

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below)

3.    To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please mark, date and sign this Proxy below and return promptly using the enclosed envelope.

THIS PROXY CARD IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

The undersigned acknowledges that the Annual Meeting may be postponed or adjourned to a date subsequent to the date set forth above, and intends that this Proxy shall be effective at the Annual Meeting after such postponement(s) or adjournment(s). This Proxy is revocable, and the undersigned may revoke it at any time by delivery of written notice of such revocation to Millennium Bank, prior to the date of the Annual Meeting, or by attendance at the Annual Meeting and voting in person.

This Proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this Proxy will be voted FOR approval of the Merger Agreement and the election of directors.

Signature(s):

Date:

NOTE: Please sign exactly as name appears at left. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.